Exhibit 5.1

[GOODWIN PROCTER LLP LETTERHEAD]

October 1, 2021

Rocket Lab USA, Inc.

3881 McGowen Street

Long Beach, CA 90808

Re:    Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) on September 30, 2021 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Rocket Lab USA, Inc., a Delaware corporation (the “Company”), of (a) the issuance by the Company of up to 5,600,000 shares (the “Resale Warrant Shares”) of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”) upon exercise of warrants to purchase Common Stock (the “Resale Warrants”); (b) the issuance by the Company of up to 10,666,666 shares of Common Stock (together with the Resale Warrant Shares, the “Warrant Shares”) issuable upon the exercise of certain other warrants (together with the Resale Warrants, the “Warrants”); (c) the offer and sale from time to time by selling securityholders listed in the Registration Statement under “Selling Securityholders” (the “Selling Securityholders”) of the Resale Warrants; (d) the offer and resale from time to time by the Selling Securityholders of the Resale Warrant Shares; (e) the offer and sale from time to time by the Selling Securityholders of up to 376,200,418 outstanding shares of Common Stock (the “Outstanding Resale Shares”); (f) the offer and resale from time to time by the Selling Securityholders of up to 8,903,322 shares of Common Stock issuable upon the exercise of outstanding stock options and settlement of outstanding restricted stock units (the “Option/RSU Resale Shares”); and (g) the offer and resale from time to time by the Selling Securityholders of up to 26,700,653 shares of Common Stock reserved for issuance pursuant to contractual earn-out obligations of the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated March 1, 2021, as amended by Amendment No. 1 thereto, dated May 7, 2021 and Amendment No. 2 dated thereto, dated June 25, 2021 (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Vector, Rocket Lab USA, Inc., a Delaware corporation (“Rocket Lab”), and Prestige USA Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Rocket Lab (the “Earnout Resale Shares” and, together with the Warrant Resale Shares, the Option/RSU Resale Shares and the Outstanding Resale Shares, the “Selling Securityholder Resale Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinions set forth in numbered paragraphs 1, 4 and 5, we have assumed that before the Warrant Shares, Option/RSU Resale Shares and Earnout Resale Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares, Option/RSU Resale Shares and Earnout Resale Shares.

The opinion set forth below is limited to the Delaware General Corporation Law and New York law (without regard to the possible application under New York choice-of-law rules of the substantive law of any other jurisdiction).

Based on the foregoing, we are of the opinion that:

1. The Warrant Shares have been duly authorized and, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2. The Resale Warrants constitute valid and binding obligations of the Company.

3. The Outstanding Resale Shares have been duly authorized and validly issued and are fully paid and nonassessable.

4. The Option/RSU Resale Shares have been duly authorized and, upon issuance in accordance with the terms of the applicable award agreements, will be validly issued, fully paid and nonassessable.

5. The Earnout Resale Shares have been duly authorized and, when and if issued pursuant to the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). We note that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter

GOODWIN PROCTER LLP